EXHIBIT 32

Written Statement of the Acting Principal Executive Officer and Chief Financial Officer
Pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, we, the undersigned acting principal executive officer and chief financial officer of Fresh Brands, Inc. (the “Company”), hereby certify, based on our knowledge, that the Annual Report on Form 10-K of the Company for the year ended January 3, 2004 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Michael R. Houser
Michael R. Houser
Vice Chairman of the Board, Executive
Vice President, Chief Marketing Officer

/s/ John H. Dahly
John H. Dahly
Executive Vice President, Chief Financial
Officer, Secretary and Treasurer

Date: March 18, 2004